Wednesday, August 18, 2004

Company Press Release

Source:  Penseco Financial Services Corporation

Announcement

SCRANTON,  Pa., August 18 - Penseco Financial Services Corporation (OTC Bulletin
Board: PFNS), the Scranton, Pennsylvania based financial holding company of Penn Security Bank & Trust Company, announced today that the Company has been advised by Attorney Otto P. Robinson, Jr., President and CEO that partially due to health reasons he intends to retire in the future as President and CEO, and that the Board of Directors should begin the process of finding his successor. Mr. Robinson will continue to serve as President and CEO during the search for his successor and will continue on the Board after his successor is in place. Attorney Robinson also plans to continue his law practice.

Penn Security Bank & Trust Company is headquartered in Downtown Scranton and operates nine branches and twenty-one ATM's in Lackawanna, Wayne and Monroe counties.